EXHIBIT 99.2



CONTACT:FOR IMMEDIATE RELEASE

Vicki Stearn 202-969-7070 vicki.stearn@xmradio.com


                    CLEAR CHANNEL, DIRECTV, GENERAL MOTORS &
                    A PRIVATE INVESTMENT GROUP TAKE COMBINED
                               $250 MILLION STAKE
                              IN XM SATELLITE RADIO

     Strategic Alliance to Pursue $2 Billion Emerging Satellite Radio Market

       XM Also Inks Exclusive Agreement to Provide Service in GM Vehicles

June 8, 1999, Washington, DC - Clear Channel Communications Inc., DIRECTV Inc., The General Motors Corporation, and a private investment group comprised of Columbia Capital, Telcom Ventures L.L.C., and Madison Dearborn Partners hit the accelerator on the emerging satellite radio market by making a $250 million combined investment commitment in XM Satellite Radio Inc. The announcement was made today by Hugh Panero, President and CEO of XM.

XM is a revolutionary new band of radio that will capitalize on direct satellite-to-receiver broadcasting technology to provide listeners in the car and at home with up to 100 channels of music, news, and entertainment available coast-to-coast with digital-quality sound. C.E. Unterberg, Towbin recently estimated the market for satellite radio to be over $2 billion by 2005.

"XM is thrilled to announce this dream-team alliance with General Motors, DIRECTV, and Clear Channel, the largest car manufacturer, the largest direct broadcast satellite company, and one of the largest and most profitable radio groups in the United States," said Hugh Panero, "as well as entrepreneurial investors like Columbia Capital, Telcom Ventures and Madison Dearborn Partners with their vast experience in the telecommunications sector."

"Our business is delivering satellite digital radio primarily to the car where most radio listening is done, and these companies with their respective expertise in the automotive, direct broadcast satellite, telecommunications, and radio businesses give new meaning to the term strategic partner," Panero added.



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                       Partners Provide Expertise, Capital

To facilitate the transaction announced today, American Mobile Satellite Corporation, XM's majority shareholder, purchased the remaining equity and debt interests previously held by WorldSpace, Inc. Simultaneously, General Motors, Clear Channel, DIRECTV, and the private investment group comprised of Columbia Capital, Telcom Ventures, and Madison Dearborn Partners made a combined investment of $250 million in XM convertible debt, with $75 million each coming from Clear Channel and the private investment group and $50 million each coming from General Motors and DIRECTV.

Gary Parsons, Chairman of American Mobile as well as Chairman of XM, said, "XM has a bright future and we're delighted to be allying with such an extraordinary group of strategic partners. XM has accomplished an impressive amount in the last year, creating a new brand identity, hiring an outstanding slate of executives, and closing deals with more than a dozen elite manufacturing and programming companies."

In addition to their investments, both Clear Channel and DIRECTV will develop differentiated entertainment services for XM utilizing channel capacity on the XM service. In addition, DIRECTV will provide its expertise to support the implementation of XM's customer service, billing, and conditional access capabilities. The two companies will also explore other areas of cooperation in the future.

"We are always exploring ways of complementing our existing assets to produce value for our shareholders. Examples of this effort include our ongoing internet strategy, our investment in USA Digital, and now our investment in XM Radio. Every day we help thousands of local businesses across the nation market their products and services through our FM and AM radio stations, as well as our television stations and outdoor displays. We will soon have the further ability to serve entirely new categories of listeners and advertisers through this new, truly national distribution platform." said Lowry Mays, Chairman and CEO of Clear Channel.

"As the pioneer of the direct broadcast satellite television industry, DIRECTV is pleased to become a partner with XM in the emerging satellite radio business. XM will offer commuters fresh, new satellite-direct audio entertainment options much like DIRECTV has done in delivering unparalleled choices in multi-channel entertainment to millions of households across the country. The synergies between our companies are obvious," said Eddy Hartenstein, President of DIRECTV.

In a joint statement, Rajendra Singh, Telcom Ventures founder, Jim Fleming, Columbia Capital, Managing Director and Jim Perry Jr., Madison Dearborn Partners, Managing Director, commenting on the investment said, "We are big believers in satellite radio as an entertainment and data delivery system to the car. XM is a terrific investment and we are excited to be part of it."


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Page Three

                   XM Inks Exclusive Deal with General Motors
                      To Provide XM Service in GM Vehicles

In addition to the investment deal announced today, XM also announced a long-term distribution agreement with General Motors. GM will exclusively distribute and market XM service in GM vehicles. General Motors will factory install AM/FM/XM-compatible radios, manufactured by XM's consumer electronics partners, in both cars and trucks.

"We're delighted to be partnering with the auto industry market leader to bring satellite radio to the car. The factory installation of XM-compatible radios in cars and trucks is a huge step towards making XM radio as ubiquitous as AM/FM radios and cassette players are today," said XM's Panero.

                        XM Prepares for Commercial Launch

In the last year, XM has made best-of-brand alliances with electronics industry leaders Alpine, Pioneer, Sharp, and Delphi Delco to design, manufacture and market AM/FM/XM radios for the car, home, and portable radio market.

XM has also cut more than a dozen major programming deals including USA TODAY, the nation's largest selling newspaper; CNNfn, The Financial Network; CNN/Sports Illustrated; CNN en Espanol; BET and Radio One, leaders in cable TV and radio, respectively, with six exclusive XM channels designed for African-Americans; Bloomberg News Radio; C-SPAN Radio; One-On-One Sports, the nation's largest live 24-hour sports talk radio network; Hispanic Broadcast Corporation (formerly Heftel Broadcasting Corp.), the country's largest Spanish-language radio broadcaster, with five Spanish-language channels exclusively for XM; Salem Communications Corporation, the nation's premier Christian broadcaster, with three channels exclusively for XM; and AsiaOne, a major provider of Asian news and entertainment.

Subscribers will receive the XM signal using one of four radio and antenna configurations: an easily connected portable XM adapter for existing car radios; a line of AM/FM/XM replacement radios available through consumer electronics and car audio retailers; an AM/FM/XM system factory or dealer installed into new model cars; and portable radios and component audio systems for the home and office. It is anticipated that the XM service and XM-capable radios will be available in a wide variety of retail outlets.

XM radio service will be available utilizing two high-powered satellites built by Hughes Space & Communications International and Alcatel, and launched from Boeing's SeaLaunch platform. XM is also building a terrestrial network, which is being designed by LCC International, the world's largest wireless engineering and design companies and an affiliate of Telcom Ventures. XM will begin its operations at the end of 2000 with commercial service available in the U.S. from coast to coast in 2001.

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American Mobile Satellite Corporation (NASDAQ:SKYC) (www. ammobile.com) owns and operates an integrated terrestrial/satellite network and provides a wide range of mobile communications services, including digital voice dispatch, data communications, dual-mode mobile messaging, position reporting services and satellite telephone to the continental United States, Alaska, Hawaii, Puerto Rico, the U.S. Virgin Islands and hundreds of miles of U.S. Coastal waters. American Mobile services are used in transportation, field service, maritime,
two-way   messaging   and   telemetry   markets.   Factors   that  could   cause
forward-looking statements in this news release to differ materially from the actual results are discussed in American Mobile Satellite Corporation's Form 10K for the year ended December 31, 1998, and other periodic filings the company has made with the Securities and Exchange Commission. Copies of the filings are available upon request from American Mobile Satellite Corporation's Investor Relation Department.

Clear Channel Communications, Inc. (NYSE:CCU) is a globally diversified media and outdoor advertising company and is a world leader in out-of-home media. Including all pending acquisitions, Clear Channel operates, or is affiliated with, 625 radio stations, 19 television stations and approximately 302,000 outdoor advertising displays in 26 countries worldwide. Clear Channel also owns 29% of Hispanic Broadcast Corporation (formerly Heftel Broadcasting Corp.) (NASDAC: HBCCA), the largest Spanish-language radio broadcaster in the United States. Clear Channel's stock is traded on the New York Stock Exchange under the symbol "CCU."

Columbia Capital, LLC ("Columbia Capital") is one of the premier private equity firms focused exclusively on the communications and information technology industries, investing in both emerging service providers and innovative, next generation technologies. The principals of Columbia Capital have been investing in communications and technology for over a decade and Columbia Capital is the manager of Columbia Capital Equity Partners II, L.P., a $420 million investment fund raised in 1999. Columbia Capital is located in Alexandria, Virginia.

DIRECTV is the nation's leading provider of digital television entertainment service with more than 7 million subscribers, including subscribers to the recently acquired PRIMESTAR medium-power direct broadcast satellite service. DIRECTV and Commercial Choice are trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. The earnings of Hughes Electronics are used to calculate the earnings per share attributable to GMH common stock.

General Motors Corp. Founded in 1908, General Motors (NYSE:GM) (www.gm.com) has grown into the world's largest industrial corporation and full-line vehicle manufacturer. In 1998, the company employed approximately 594,000 people and partnered with over 30,000 supplier companies worldwide. As the largest U.S. exporter of cars and trucks, and having manufacturing, assembly, or component operations in 50 countries, General Motors has a global presence in over 190 countries. Along with designing, manufacturing, and marketing of vehicles, General Motors has substantial interests in telecommunications and space, consumer and automotive electronics, financial and insurance services, locomotives, and heavy-duty automatic transmissions.

Madison Dearborn Partners Inc. ("MDP") is one of the largest and most experienced private equity investment firms in the United States. MDP's principals manage Madison Dearborn Capital Partners III, up to a $2.22 billion investment fund raised in 1998, Madison Dearborn Capital Partners II, L.P., a $925 million investment fund raised in 1996, and Madison Dearborn Capital Partners, L.P., a $550 million investment fund raised in 1993. Previously, MDP's principals built a $2 billion management buyout and venture capital portfolio at First Chicago Corporation. MDP focuses on management buyout transactions and a wide range of other private equity investments, including growth equity financings, recapitalizations, and acquisition-oriented financing transactions. MDP focuses on investments in several specific industries, including


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communications, natural resources, consumer, healthcare, and financial services.
MDP also invests in a broad spectrum of industrial firms.

Telcom Ventures, L.L.C., through its affiliates, is engaged in a broad range of entrepreneurial activities in the international wireless communications industry. Telcom Ventures grew out of LCC International as the investment arm to capitalize on emerging opportunities in wireless communication. Since its inception, Telcom Ventures has been a founding shareholder of cellular operation consortia in Asia, Europe and Latin America. Telcom Ventures has also successfully developed several wireless communication companies, including
Teligent Inc., that provide voice, information, and high speed data communications both in the United States and throughout the world.

XM Satellite Radio (www. xmradio.com) is committed to becoming America's "next band of radio" by delivering up to 100 channels of digital audio service with crystal-clear sound from coast to coast. For less than $10 a month, subscribers will receive the best, most compelling mix of digital-quality music, talk, news, sports and entertainment formats available. XM Satellite Radio Inc. is owned by American Mobile Satellite Corporation (NASDAQ:SKYC). The company obtained one of only two satellite digital audio radio service (SDARS) licenses from the Federal Communications Commission in October 1997. First there was AM, then FM and now XM, the next generation of radio.

                                     # # #

FOR ADDITIONAL INFORMATION:

American Mobile
Don Campbell 703-758-6280 don.campbell@ammobile.com

Clear Channel Communications
Houston Lane 210-228-2828 houstonlane@clearchannel.com

Columbia Capital
Jim Fleming 703-519-2000 jfleming@colcap.com

DIRECTV
Bob Marsocci 310-726-4656 ramarsocci@directv.com

General Motors
Mark Tanner 212-418-6380

Madison Dearborn Partners
Jim Perry Jr. 312-895-1220 jperry@mdcp.com

Telcom Ventures L.L.C.
Rahul Prakash 703-706-3808 rprakash@tvllc.com


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